As filed with the Securities and Exchange Commission on April 24, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3429953 (I.R.S. Employer Identification Number)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Walter Energy, Inc. 2014 Long-Term Incentive Plan

(Full Title of the Plan)

Earl H. Doppelt, Esq.

Walter Energy, Inc.

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter J. Gordon, Esq.
Risë B. Norman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $0.01 per share	4,300,000 shares	$7.38	$31,734,000	$4,088

(1)                                 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the Walter Energy, Inc. 2014 Long-Term Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(2)                                 This Registration Statement covers a maximum aggregate of 4,300,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Walter Energy, Inc. (the “Company”) approved for issuance under the Plan.

(3)                                 Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Company’s Common Stock as reported on the New York Stock Exchange on April 21, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Walter Energy, Inc. 2014 Long-Term Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are hereby incorporated by reference in this Registration Statement:

(a)               the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-13711);

(b)               the Company’s Current Reports on Form 8-K filed with the Commission on March 10, 2014, March 18, 2014, March 19, 2014, March 20, 2014, April 1, 2014, April 14, 2014 and April 15, 2014 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) (File No. 001-13711); and

(c)                The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-13711), filed on December 15, 1997, and any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                     Description of Securities.

Not applicable.

Item 5.                     Interests of Named Experts and Counsel.

Not applicable.

Item 6.                     Indemnification of Directors and Officers.

The Company is incorporated in the State of Delaware.  Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the DGCL.

The Fourth Amended and Restated Certificate of Incorporation (the “Charter”) of the Company provides that, to the fullest extent permitted by applicable law, the Company shall indemnify any current or former director, officer, employee or agent against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified party in connection with any threatened, pending or completed action, suit or proceeding, to which such indemnified party was or is a party or is threatened to be made a party by reason of such indemnified party’s position with the Company or by reason of the fact that such indemnified party is or was serving, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Delaware. Such indemnification shall continue after an individual ceases to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. In addition, the Charter provides that the Company shall, from time to time, reimburse or advance to any current or former director or officer or other person entitled to indemnification thereunder the funds necessary for payment of defense expenses as incurred.

Article IV of the By-Laws of the Company provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL. Article IV of the By-Laws also provides that the Corporation shall, from time to time, advance to any current or former director or officer or other person entitled to indemnification under the By-Laws the funds necessary for payment of defense expenses incurred.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

Article 6 of the Charter of the Company provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the DGCL.

The Company has directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers.  The Company has also entered into individual indemnification agreements with each of its directors and executive officers.

Item 7.                     Exemption from Registration Claimed.

Not applicable.

Item 8.                     Exhibits.

For a full list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item 8 by reference.

Item 9.                     Undertakings

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on April 24, 2014.

WALTER ENERGY, INC.

By:		/s/ Earl H. Doppelt
	Name:	Earl H. Doppelt
	Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of William G. Harvey and Earl H. Doppelt or any one of them, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on April 24, 2014.

Signature	Title

/s/ Walter J. Scheller, III	Chief Executive Officer and Director
Walter J. Scheller, III	(Principal Executive Officer)

/s/ William G. Harvey	Executive Vice President and Chief Financial Officer
William G. Harvey	(Principal Financial Officer)

/s/ Robert P. Kerley	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)
Robert P. Kerley

/s/ David R. Beatty	Director
David R. Beatty

/s/ Mary R. Henderson	Director
Mary R. Henderson

/s/ Jerry W. Kolb	Director
Jerry W. Kolb

/s/ Patrick A. Kriegshauser	Director
Patrick A. Kriegshauser

/s/ Joseph B. Leonard	Director
Joseph B. Leonard

/s/ Graham Mascall	Director
Graham Mascall

/s/ Bernard G. Rethore	Director
Bernard G. Rethore

/s/ Michael T. Tokarz	Director
Michael T. Tokarz

/s/ A.J. Wagner	Director
A.J. Wagner

EXHIBIT LIST

Exhibit Number	Description of Document

4.1	Fourth Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 011-13711), filed on April 28, 2009).

4.2	Amended and Restated By-Laws (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 011-13711), filed on February 23, 2012).

4.3	Form of Specimen Certificate for Registrant’s Common Stock (Incorporated by reference to Exhibit 4(b) to Registration Statement on Form S-1 (No. 033-59013), filed on May 2, 1995).

4.4	Walter Energy, Inc. 2014 Long-Term Incentive Plan (Incorporated by reference to Annex A of the Company’s definitive Proxy Statement (File No. 011-13711), filed on March 12, 2014).

5.1 *	Opinion of Simpson Thacher & Bartlett LLP.

23.1 *	Consent of Ernst & Young LLP.

23.2 *	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1 *	Powers of Attorney (included in the signature page to this Registration Statement).

* Filed herewith.